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   Exhibit No. 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the incorporation by reference in Registration Statement No. 33-92406 on Form S-8 for the HMT, Inc. 401(k) Profit Sharing Plan and Trust in the Prospectus used in connection with such Registration Statement ("Prospectus") of our report dated June 24, 1997, on our audits of the financial statements of the HMT, Inc. 401(k) Profit Sharing Plan and Trust as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and supplemental schedules as of and for the year ended December 31, 1996, which report is included in this Annual Report on Form 11-K.

        We also consent to the reference to our Firm under the caption "Experts" in the Prospectus used in connection with Registration Statement No. 33-92406.

   /s/ Coopers & Lybrand L.L.P.
   --------------------------------------
   Pittsburgh, PA
   June 25, 1997


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